Exhibit 99.2

Village Farms International to Host Year End 2019

Conference Call on Tuesday, March 31, 2020 at 8:30 a.m. ET / Company Provides

COVID-19 Update: All Facilities Remain Open

— Company to Report its Fourth Quarter and Year End 2019 Financial Results Via News Release on

Monday, March 30, 2020 at Approximately 5:00 p.m. ET —

Vancouver, BC, March 24, 2020 – Village Farms International, Inc. (“Village Farms” or the “Company”) (TSX:VFF) (NASDAQ:VFF) today announced it will host a conference call to discuss its fourth quarter and year end 2019 financial results on Tuesday, March 31, 2020 at 8:30 a.m. ET. Participants can access the conference call by telephone by dialing (647) 427-7450 or (888) 231-8191, or via the Internet at: https://bit.ly/3dhUkwc.

The Company expects to report its fourth quarter and year end 2019 financial results via news release on Monday, March 30, 2020 at approximately 5:00 p.m. ET.

Conference Call Archive Access Information

For those unable to participate in the conference call at the scheduled time, it will be archived for replay both by telephone and via the Internet beginning approximately one hour following completion of the call. To access the archived conference call by telephone, dial (416) 849-0833 or (855) 859-2056 and enter the passcode 8152898 followed by the pound key. The telephone replay will be available until Tuesday, April 7, 2020 at midnight (ET). The conference call will also be archived on Village Farms’ web site at http://villagefarms.com/investor-relations/investor-calls.

COVID-19 Update: All Village Farms’ and Pure Sunfarms’ Facilities Remain Open

The well-being and safety of everyone in the Village Farms community, including its employees, customers, vendors and partners, and their families, is of the highest priority to the Company. Village Farms has been closely monitoring the path of the Coronavirus Disease 2019 (COVID-19) outbreak since it developed into a situation with global ramifications, and continues to monitor developments closely in real time.

At this time, Village Farms’ production facilities in Texas, Vancouver, Canada as well as its partner facilities in Ontario, Canada and Mexico, and Pure Sunfarms’ facilities in Canada remain open. Village Farms and Pure Sunfarms already adhere to the highest health and safety standards in their operations and each has put in place heightened hygiene practices and safety protocols, including more stringent cleaning and sanitization, and are taking appropriate precautions throughout all operations as per the recommendations of health authorities. The Company will continue to enhance and evolve such practices and protocols as the situation warrants.

“As we all know, these are unprecedented times, and our thoughts and prayers are with all those affected,” said Michael DeGiglio, CEO Village Farms. “As it should be, our top priority at all times, and especially now, is to protect the safety and health of anybody that comes in contact with our products from planting through to the growing process and through to the ultimate consumption. We also have a commitment to our consumers to provide high quality produce as long as we meet our top priority, which, at this time, we continue to do. Some may question our decision to continue operations. As the founder and CEO of Village Farms, which has been a world-class fresh vegetable producer for more than 30 years, I am extremely proud of our unblemished food safety record. We have always not only met, but exceeded, our regulatory requirements. My personal goal has always been, and continues to be, that Village Farms lead the world in this regard. Our majority-owned cannabis producer, Pure Sunfarms’ new facility was built with that as a critical underlying criterium. The technology being used is the best available today. Our customers, our consumers and our investors can be assured that, as good as we believe we are, our protocols are monitored and updated constantly so we have the ability to deal with any potential issue instantly. And I want to be clear that we will curtail or cease operations immediately at any of our individual operations should it become warranted. Our diversified footprint spanning three countries mitigates the potential impact of any such actions.”

About Village Farms International, Inc.

Village Farms is one of the largest and longest-operating vertically integrated greenhouse growers in North America and the only publicly traded greenhouse produce company in Canada. Village Farms produces and distributes fresh, premium-quality produce with consistency 365 days a year to national grocers in the U.S. and Canada from more than nine million square feet of Controlled Environment Agriculture (CEA) greenhouses in British Columbia and Texas, as well as from its partner greenhouses in British Columbia, Ontario and Mexico. The Company is now leveraging its 30 years of experience as a vertically integrated grower for the rapidly emerging global cannabis opportunity through its majority ownership of British Columbia-based Pure Sunfarms Corp., one of the single largest cannabis growing operations in the world. The Company also intends to pursue opportunities to become a vertically integrated leader in the U.S. hemp-derived CBD market, subject to compliance with all applicable U.S. federal and state laws, Village Farms has established two joint ventures, Village Fields Hemp and Arkansas Valley Green and Gold Hemp, for outdoor hemp cultivation and CBD extraction and is pursuing controlled environment hemp production at a portion of its Texas greenhouse operations, which total 5.7 million square feet of production area.

Contact Information

  Lawrence Chamberlain

  Investor Relations

  LodeRock Advisors

  (416) 519-4196

  lawrence.chamberlain@loderockadvisors.com